Exhibit 10.1

AMENDMENT NO. 1

TO THE

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”), dated as of November 11, 2022, is entered into by and among InPoint Commercial Real Estate Income, Inc. (the “Company”), InPoint REIT Operating Partnership, LP (the “Operating Partnership”), and Inland InPoint Advisor, LLC (the “Advisor”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties previously entered into that certain Second Amended and Restated Advisory Agreement, dated as of July 1, 2021 (the “Agreement”);

WHEREAS, pursuant to Section 8(a)(ii) of the Agreement, in the event the NAV per share decreases below $25.00 for any class of Shares during the measurement period, any subsequent increase in such NAV per share to $25.00 (or such other adjusted number) shall not be included in the calculation of the Performance Component with respect to that class, provided that the Board of Directors may decrease this threshold if extraordinary events arise or if the Board of Directors, including a majority of Independent Directors, determines that such change is necessary to appropriately incent the Advisor to perform in a manner that maximizes stockholder value and is in the best interests of the Stockholders; and

WHEREAS, in accordance with Section 18 of the Agreement, the parties desire to amend Section 8(a)(ii) of the Agreement to remove the provision that permits the Board of Directors to decrease such threshold.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree as follows:

1.
Amendment to the Agreement. Section 8(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following.

“(ii) The Performance Component shall be calculated on the basis of the Annual Total Return of each class of Shares in any calendar year, such that for any year in which the Annual Total Return Percentage per share for such class exceeds 7.0% per annum (the “Priority Return Percentage”), the Performance Component will equal 20% of the difference between the Annual Total Return Percentage and the Priority Return Percentage allocable to such class, multiplied by NAV at the beginning of the applicable period for such class, multiplied by the outstanding number of Shares of such class at the end of the applicable period; provided that in no event will the Performance Component exceed 15% of the Annual Total Return allocable to such class for such year. In the event the NAV per share decreases below $25.00 for any class of Shares during the measurement period, any subsequent increase in such NAV per share to $25.00 (or such other adjusted number) shall not be included in the calculation of the Performance Component with respect to that class.

Notwithstanding the foregoing, the NAV thresholds for each class of Shares are also subject to adjustment by the Board of Directors to account for any stock dividend, stock split, recapitalization or any other similar change in the Company’s capital structure or any

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Distributions that the Board of Directors has deemed to be a return of capital to the applicable class of Stockholders. If the Performance Component is payable with respect to any class of Shares pursuant to this Section 8(a), the Advisor will be entitled to such payment even in the event that the Annual Total Return Percentage to the Stockholders of such class (or any particular Stockholder) over any longer or shorter period has been less than the Priority Return Percentage. The performance of the Company in any future period shall not in any way impact the amount of any Advisory Fee payable to the Advisor for prior periods, and the Advisor shall have no obligation to return any portion of any Advisory Fee paid to it or any other Person as a result of the Company’s performance in any such future period. The Performance Component may be earned in a given period for one or more of the Company’s classes of common stock.

For these purposes only, the NAV of each class of Shares shall be (i) the NAV per Share of such class; (ii) the actual value accorded to each class of Shares in connection with any merger or sale of the Company or its assets; or (iii) if any class of Shares is listed on a national securities exchange, the volume weighted average closing price of such Shares for the last thirty (30) trading days of the current year, or such shorter period as such Shares have been “listed” during the current year.

The Performance Component is payable promptly after the audited financial statements for each calendar year become available, provided that, if this Agreement or its term expires without renewal prior to December 31 of any calendar year, then the Performance Component for such partial year shall be payable promptly after the Company files its unaudited financial statements on Form 10-Q for the quarter that includes the Termination Date. The Performance Component shall be payable for each calendar year in which this Agreement is in effect, even if the Agreement is in effect for less than a full calendar year.”

2.
Miscellaneous.
(a)
Counterparts; Signature. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
(b)
Governing Law. This Amendment shall be governed by and construed in accordance with Section 20 of the Agreement.
(c)
Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

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COMPANY:		ADVISOR:

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.		INLAND INPOINT ADVISOR, LLC

By:	/s/ Catherine L. Lynch	By:	/s/ Denise Kramer
Name:	Catherine L. Lynch	Name:	Denise Kramer
Title:	Chief Financial Officer and Treasurer	Title:	President

OPERATING PARTNERSHIP:

INPOINT REIT OPERATING PARTNERSHIP, LP

By:	INPOINT COMMERCIAL REAL ESTATE INCOME, INC.
Its:	General Partner

By:	/s/ Catherine L. Lynch
Name:	Catherine L. Lynch
Title:	Chief Financial Officer and Treasurer

Pursuant to Section 18 of the Agreement, the Sub-Advisor hereby consents to this Amendment.

SPCRE INPOINT ADVISORS, LLC

By: /s/ Donald MacKinnon

Name: Donald MacKinnon

Title: Portfolio Manager

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